First Tower Finance Company LLC and Subsidiaries

Consolidated Financial Statements and Additional Information

December 31, 2015 and 2014

Table of Contents
December 31, 2015 and 2014

Independent Auditor's Report

To the Board of Members
First Tower Finance Company LLC and Subsidiaries
Flowood, Mississippi

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of First Tower Finance Company LLC and Subsidiaries which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income (loss), changes in members' equity (deficit), and cash flows for the years then ended and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Tower Finance Company and Subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matters

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The consolidating information is presented for purposes of additional analysis rather than to present the financial position, results of operations and cash flows of the individual companies and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The consolidating information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

RSM US LLP

Raleigh, North Carolina
March 24, 2016

First Tower Finance Company LLC and Subsidiaries

Consolidated Balance Sheets
December 31, 2015 and 2014

	2015	2014
Assets		
Cash and cash equivalents	$ 12,120,178	$ 10,906,825
Investment in trading securities	1,511,611	1,594,391
Investment securities available for sale	60,582,608	51,942,251
Finance receivables, net	459,897,605	431,395,397
Prepaid reinsurance premiums	2,925	24,645
Reinsurance receivable and recoverable	980,882	1,239,614
Other receivables	691,757	601,794
Real estate acquired by foreclosure	822,394	834,832
Property and equipment, net	16,279,290	11,839,506
Deferred policy acquisition costs	1,012,070	976,967
Intangible assets, net	18,669,091	20,769,578
Goodwill	95,323,512	108,941,160
Debt issue costs, net	394,521	1,037,384
Other assets	501,656	503,727
Total assets	$ 668,790,100	$ 642,608,071
Liabilities and Members' Equity (Deficit)		
Liabilities:		
Notes payable	$ 317,624,567	$ 291,497,668
Subordinated notes payable to members	318,844,000	313,844,000
Unearned premiums	41,288,277	40,585,670
Policy claim reserves	2,848,854	2,386,867
Accounts payable and accrued expenses	10,372,893	6,708,800
Other liabilities	1,574,241	1,518,504
Deferred tax liabilities, net	3,731,681	3,831,412
Total liabilities	696,284,513	660,372,921
Commitments and contingencies		
Members' Equity (Deficit):		
Class A members	(28,005,274)	(18,221,959)
Class B members	(55,972)	(50,402)
Class C members	-	-
Class D members	247,054	177,298
Accumulated other comprehensive income (loss), net of income tax effect of $190,000 and $196,000 as of December 31, 2015 and 2014, respectively	319,779	330,213
Total members' equity (deficit)	(27,494,413)	(17,764,850)
Total liabilities and members' equity (deficit)	$ 668,790,100	$ 642,608,071

See notes to consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)
Years Ended December 31, 2015 and 2014

	2015	2014
Revenues:		
Interest and fee income from finance receivables	$ 164,869,636	$ 162,821,460
Insurance premiums	32,054,065	31,137,142
Net investment income	887,908	836,748
Net realized investment gains (losses)	1,283	(53,942)
Other income	11,443,757	11,615,562
Total revenues	209,256,649	206,356,970
Expenses:		
Interest expense	81,809,279	44,205,889
Policyholders' benefits	6,160,714	5,184,863
Salaries and fringe benefits	40,631,512	36,514,752
Provision for credit losses	45,096,401	56,186,665
Other operating expenses	48,017,302	46,900,257
Management fees	2,248,470	-
Total expenses	223,963,678	188,992,426
Income before income taxes	(14,707,029)	17,364,544
Provision for income taxes	81,856	432,948
Net income (loss)	(14,788,885)	16,931,596
Other comprehensive income (loss), net of income tax effects of approximately $99,000 as of December 31, 2015 and $377,000 as of December 31, 2014		
Unrealized holding gains (losses) on securities	(9,642)	601,967
Reclassification adjustments for amounts included in net income	(792)	32,000
Other comprehensive income (loss)	(10,434)	633,967
Comprehensive income (loss)	$ (14,799,319)	$ 17,565,563

See notes to consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Changes in Members' Equity (Deficit)
Years Ended December 31, 2015 and 2014

	Class A Members Equity (Deficit)	Class B Members Equity (Deficit)	Class C Members Equity	Class D Members Equity	Accumulated Other Comprehensive Income (Loss)	Total
Balance, January 1, 2014	$ 312,771,733	$ 138,051	$ -	$ 107,542	$ (303,754)	$ 312,713,572
Member compensation vested	-	-	-	69,756	-	69,756
Net income	16,921,961	9,635	-	-	-	16,931,596
Distributions paid	(34,250,240)	(19,501)	-	-	-	(34,269,741)
Subordinated debt financed distributions	(313,665,413)	(178,587)	-	-	-	(313,844,000)
Change in net unrealized gain (loss) on investment securities available for sale	-	-	-	-	633,967	633,967
Balance, January 1, 2015	(18,221,959)	(50,402)	-	177,298	330,213	(17,764,850)
Member compensation vested	-	-	-	69,756	-	69,756
Net loss	(14,780,470)	(8,415)	-	-	-	(14,788,885)
Equity contribution	4,997,155	2,845	-	-	-	5,000,000
Change in net unrealized gain (loss) on investment securities available for sale	-	-	-	-	(10,434)	(10,434)
Balance, December 31, 2015	$ (28,005,274)	$ (55,972)	$ -	$ 247,054	$ 319,779	$ (27,494,413)

See notes to consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 31, 2015 and 2014

	2015	2014
Cash Flows From Operating Activities		
Net income (loss)	$ (14,788,885)	$ 16,931,596
Adjustments to reconcile net income (loss) to net cash provided by operating activities:		
Depreciation and amortization	18,741,061	20,764,275
Amortization of discount on securities, net	835,462	1,191,607
(Gain) loss on sales of investments, net	(134,873)	51,822
Gain on trading securities held	133,590	2,120
Loss on sales of assets	(37,028)	(49,744)
Loss from sales and impairments of real estate	140,327	261,360
Deferred income tax provision	(93,417)	450,495
Provision for credit losses	45,096,401	56,186,665
Compensation expense	69,756	69,756
Net loan costs deferred	(1,014,501)	(968,792)
PIK Rate interest added to principal	-	1,113,196
Purchase of trading securities	(50,810)	(123,603)
Proceeds from sales of trading securities	-	860
Changes in operating assets and liabilities:		
Reinsurance recoverables	280,452	815,940
Receivables	(89,963)	85,071
Other assets	2,071	40,193
Deferred policy acquisition cost	(35,103)	(101,988)
Policy claim reserves	461,987	(137,217)
Accounts payable and accrued expenses	3,664,093	1,064,352
Unearned premiums	702,607	2,054,273
Other liabilities	55,737	134,981
Net cash provided by operating activities	$ 53,938,964	$ 99,837,218

(Continued)

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Cash Flows (Continued)
Years Ended December 31, 2015 and 2014

	2015	2014
Cash Flows From Investing Activities		
Loans originated	$ (614,128,938)	$ (586,037,272)
Loans repaid or sold	540,888,146	519,686,122
Proceeds from sales of investment in real estate	528,795	749,286
Proceeds from calls or maturities of investment securities	8,440,146	5,113,523
Proceeds from sales of investment securities	10,738,618	7,480,249
Purchases of investment securities	(28,536,458)	(15,231,688)
Proceeds from sales of property and equipment	583,073	129,829
Purchase of property and equipment	(7,365,892)	(5,856,563)
Net cash used in investing activities	(88,852,510)	(73,966,514)
Cash Flows From Financing Activities		
Net changes in short-term borrowings	26,126,899	14,597,577
Principal payments on subordinated notes payable	-	(1,113,196)
Proceeds from issuance of subordinated debt	5,000,000	-
Proceeds from equity contribution	5,000,000	-
Distributions paid	-	(34,269,741)
Net cash provided by (used in) financing activities	36,126,899	(20,785,360)
Increase in cash and cash equivalents	1,213,353	5,085,344
Cash and cash equivalents		
Beginning of period	10,906,825	5,821,481
End of period	$ 12,120,178	$ 10,906,825
Supplemental Disclosures of Cash Flow Information		
Real estate acquired in satisfaction of finance receivables	$ 657,000	$ 1,048,000
Return of capital distributed as subordinated notes payable to members	$ -	$ 313,844,000
Cash payments for interest on notes payable	$ 10,615,000	$ 9,972,000
Cash payments for interest, including paid-in-kind interest, on subordinated notes payable to members	$ 70,075,000	$ 32,203,000

See notes to consolidated financial statements.

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: First Tower Finance Company LLC is a Mississippi limited liability company which wholly-owns First Tower, LLC. First Tower, LLC is engaged in consumer lending and related insurance activities through its wholly-owned subsidiaries Tower Loan of Mississippi, LLC, Tower Loan of Illinois, LLC, First Tower Loan, LLC, Gulfco of Mississippi, LLC, Gulfco of Alabama, LLC, Gulfco of Louisiana, LLC, Tower Loan of Missouri, LLC, and Tower Auto Loan, LLC. Tower Loan of Mississippi, LLC is the sole member of American Federated Holding Company, which has two wholly-owned subsidiaries, American Federated Insurance Company (AFIC), and American Federated Life Insurance Company (AFLIC). These entities are collectively referred to as "the Company". The Company acquires and services finance receivables (direct loans, real estate loans and sales finance contracts) through branch offices located in Mississippi, Louisiana, Alabama, Illinois and Missouri. In addition, the Company writes credit insurance when requested by its loan customers.

Government regulation: The Company is subject to various state and federal laws and regulations in each of the states in which it operates that are enforced by the respective state regulatory authorities. These state laws and regulations impact the economic terms of the Company's products. In addition, these laws regulate collection procedures, the keeping of books and records and other aspects of the operation of consumer finance companies. As a result, the terms of products offered by the Company vary among the states in which it operates in order to comply with each state's specific laws and regulations.

Each of the Company's branch offices is separately licensed under the laws of the state in which the office is located. Licenses granted by the regulatory agencies in these states are subject to renewal every year and may be revoked for failure to comply with applicable state and federal laws and regulations.

The Company is also subject to state regulations governing insurance agents in the states in which it sells credit insurance. State insurance regulations require that insurance agents be licensed; govern the commissions that may be paid to agents in connection with the sale of credit insurance and limit the premium amount charged for such insurance.

A summary of the Company's significant accounting policies follows:

Principles of consolidation: In accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic ("ASC") 810, *Consolidation*, a company's consolidated financial statements are required to include subsidiaries in which the company has a controlling financial interest. The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates: The Company's consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing its financial statements, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and the reported amounts of revenues and expenses for the years ended December 31, 2015 and 2014. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to change include the determination of the allowance for credit losses, policy claim reserves, impairment of goodwill, deferred tax assets and liabilities and the valuation of investments.

Investment in Trading Securities: The Company has an investment in a large capitalization equity mutual fund which is classified as a trading security. Changes in the unrealized gains and losses of this investment are recognized through earnings. Dividends on trading securities are recognized in net investment income.

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Investment Securities Available for Sale: Investments in debt securities are classified as available for sale. Available for sale securities are carried at fair value, with changes in the fair value of such securities being reported as other comprehensive income (loss), net of related deferred income taxes (benefit). When the fair value of a security falls below carrying value, an evaluation must be made to determine if the unrealized loss is a temporary or other than temporary impairment. Impaired debt securities that are not deemed to be temporarily impaired are written down to net realizable value by a charge to earnings to the extent the impairment is related to credit losses or if the Company intends, or more-likely-than not will be required, to sell the security before recovery of the security's amortized cost basis. In estimating other than temporary impairments, the Company considers the duration of time and extent to which the amortized cost exceeds fair value, the financial condition of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for anticipated recovery in fair value.

Premiums and discounts on debt securities are recognized as adjustments to net investment income by the interest method over the period to maturity and adjusted for prepayments as applicable. Realized gains and losses on sales of investment securities are determined using the specific identification method.

Fair Value Measurements: The Company carries its trading securities, and its investment securities available-for-sale at fair value on a recurring basis and measures certain other assets and liabilities at fair value on a nonrecurring basis using a hierarchy of measurements which requires it to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Three levels of inputs are used to measure fair value:

Level 1 Valuations based on unadjusted quoted prices for identical assets in active markets accessible at the measurement date.

Level 2 Valuations derived for similar assets in active markets, or other inputs that are observable or can be corroborated by market data.

Level 3 Valuations derived from unobservable (supported by little or no market activity) inputs that reflect an entity's best estimate of what hypothetical market participants would use to determine a transaction price at the reporting date.

When quoted market prices in active markets are unavailable, the Company determines fair value using various valuation techniques and models based on a range of observable market inputs including pricing models, quoted market price of publicly traded securities with similar duration and yield, time value, yield curve, prepayment speeds, default rates and discounted cash flow. In most cases, these estimates are determined based on independent third party valuation information, and the amounts are disclosed as Level 2. Generally, the Company obtains a single price or quote per instrument from independent third parties to assist in establishing the fair value of these investments.

If quoted market prices and independent third party valuation information are unavailable, the Company produces an estimate of fair value based on internally developed valuation techniques, which, depending on the level of observable market inputs, will render the fair value estimate as Level 2 or 3.

On occasions when pricing service data is unavailable, the Company may rely on bid/ask spreads from dealers in determining fair value.

To the extent the Company determines that a price or quote is inconsistent with actual trading activity observed in that investment or similar investments, or if the Company does not think the quote is reflective of the market value for the investment, the Company internally develops a fair value using this other market information and discloses the input as a Level 3.

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Finance Receivables: Finance receivables are stated at the amount of unpaid principal and finance charges, including deferred loan costs, and reduced by unearned finance charges, unearned discounts and an allowance for credit losses. Non-refundable loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the finance receivable yield over the contractual life of the related loan using the interest method. Unamortized amounts are recognized in income when finance receivables are renewed or paid in full.

Real Estate Acquired by Foreclosure: The Company records real estate acquired by foreclosure at the lesser of the outstanding finance receivable amount (including accrued interest, if any) or fair value, less estimated costs to sell, at the time of foreclosure. Any resulting loss on foreclosure is charged to the allowance for credit losses and a new basis is established in the property. A valuation allowance and a corresponding charge to operations is established to reflect declines in value subsequent to acquisition, if any, below the new basis. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.

Property and Equipment: Property and equipment are stated at cost. Depreciation is computed using the straight-line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income when incurred; significant improvements and betterments are capitalized. The Company evaluates the recoverability of property, plant and equipment and other long-term assets when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable, based upon expectations of non-discounted cash flows and operating income.

Goodwill and Other Intangible Assets: Goodwill represents the excess of the consideration transferred in a business combination over the fair value of the identifiable net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights. Intangibles with finite lives are amortized over their estimated useful lives. Additionally, during 2013, the Company elected to early adopt the alternative permitted for private companies and began amortizing goodwill over ten years by the straight-line method. Goodwill and other intangible assets are subject to impairment testing annually or more frequently if events or circumstances indicate possible impairment. Other intangible assets consist of trade names, sales finance relationships, non-competition and license agreements and internally developed technology. Intangible assets are reviewed for events or circumstances which could impact the recoverability of the intangible asset, such as a loss of significant relationships, increased competition or adverse changes in the economy. No impairment was identified for the Company's goodwill or its other intangible assets during 2015 and 2014.

Debt Issue Costs: Debt issue costs represent costs associated with obtaining the Company's credit facility, and is amortized on a straight line basis over the life of the related financing agreement which approximates the interest method. Amortization expense for the years ended December 31, 2015 and 2014 approximated $1,043,000 and $2,031,000, respectively, and is included in interest expense.

Deferred Policy Acquisition Costs: Costs incurred to acquire credit insurance policies are deferred and amortized over the life of the underlying insurance contracts.

Income Recognition: Precomputed finance charges are included in the gross amount of the Company's finance receivables. These precomputed charges are deferred and recognized as income on an accrual basis using the effective interest method over the terms of receivables. However, with certain exceptions, state regulations allow interest refunds to be made according to the Rule of 78's method for payoffs and renewals. Since a significant percentage of the Company's precomputed accounts are paid off or renewed prior to maturity, the result is that a majority of the precomputed

Note 1. Nature of Business and Significant Accounting Policies (Continued)

accounts effectively yield on a Rule of 78's basis. The difference between income previously recognized under the interest yield method and the Rule of 78's method is recognized as an adjustment to interest income at the time of the renewal or payoff.

Insurance premiums on credit life and accident and health policies written by the Company are earned over the term of the policy using the pro-rata method, for level-term life policies, and the effective yield method, for decreasing-term life policies. Premiums on accident and health policies are earned based on an average of the pro-rata method and the effective yield method. Property and casualty credit insurance premiums written by the Company are earned over the period of insurance coverage using the pro-rata method or the effective yield method, depending on whether the amount of insurance coverage generally remains level or declines.

Commissions earned from the sale of accidental death and dismemberment insurance coverage and motor club memberships to finance customers are recognized at the time of origination. The Company has no future obligations related to the sale of these products. Other income includes commissions earned of approximately $10,182,000 and $10,175,000 for the year ended December 31, 2015 and 2014, respectively.

Credit Losses*:* For periods subsequent to the acquisition date of the acquired finance receivables portfolio and for finance receivables originated by the Company, the allowance for credit losses is determined by several factors based upon each portfolio segment. Segments in the finance receivable portfolio include personal property, real estate and sales finance. Historical loss experience is the primary factor in the determination of the allowance for credit losses. An evaluation is performed to compare the amount of accounts charged off, net of recoveries of such accounts, in relation to the average net outstanding finance receivables for the period being reviewed. Historically, management has found that this methodology has provided an adequate allowance due to the Company's loan portfolio segments consisting of a large number of smaller balance homogeneous finance receivables. Further, management routinely evaluates the inherent risks and change in the volume and composition of the Company's finance receivable portfolio based on its extensive experience in the consumer finance industry in consideration of estimating the adequacy of the allowance. Also considered are delinquency trends, economic conditions, and industry factors. Provisions for credit losses are charged to income in amounts sufficient to maintain an allowance for credit losses at a level considered adequate to cover the probable loss inherent in the finance receivable portfolio. Since the estimates used in determining the allowance for credit losses are influenced by outside factors, such as consumer payment patterns and general economic conditions, there is uncertainty inherent in these estimates, making it reasonably possible that they could change. Interest on past due finance receivables is recognized until charge-off. Finance receivables are generally charged off when they are five months contractually past due.

Policy Claim Reserves*:* Policy claim reserves represent (i) the liability for losses and loss-adjustment expenses related to credit property insurance and (ii) the liabilities for future policy benefits related to credit life and accident and health insurance. The liability for loss and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount based on past experience, for losses incurred but not reported. The liabilities for future policy benefits have been computed utilizing accepted actuarial techniques. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed, and any adjustments are reflected in earnings currently.

Reinsurance Receivable: The Company has reduced its exposure relating to credit accident and health insurance through a quota share reinsurance agreement. Amounts recoverable from the reinsurer are estimated in a manner consistent with the claim liability associated with the reinsured policy.

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Effective December 31, 2012, the reinsurance agreement was terminated for all new business. The receivable will be fully recovered when unearned premiums on the ceded policies reaches $0.

Income Taxes: First Tower Holdings LLC and its finance company subsidiaries are limited liability companies organized as partnerships for federal and state tax purposes and are not considered taxable entities. Taxable income or loss is reported by the Company's members on their respective tax returns in accordance with the limited liability agreement.

American Federated Holding Company and its wholly-owned subsidiaries, AFIC and AFLIC, are subject to income taxes at the corporate level. As such, deferred income taxes are provided for temporary differences between financial statement carrying amounts of assets and liabilities and their respective bases for income tax purposes using enacted tax rates in effect in the years in which the differences are expected to reverse.

Potential exposures involving tax positions taken that may be challenged by taxing authorities contain assumptions based upon past experiences and judgments about potential actions by taxing jurisdictions. Management does not believe that the ultimate settlement of these items will result in a material amount. Because 2012 was the first taxable year for the Company's limited liability companies, 2012 and subsequent years are subject to income tax examinations. With minimum exceptions, AFIC and AFLIC are no longer subject to income tax examinations prior to 2012.

Cash and Cash Equivalents: For purposes of the consolidated statements of cash flows, the Company considers certificates of deposit and all short-term securities with original maturities of three months or less to be cash equivalents.

Fair Value Disclosures of Financial Instruments: The following methods and assumptions were used by the Company to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents: The carrying amounts reported in the consolidated balance sheets for these financial instruments approximate their fair values.

Investment Securities: The fair value of investments in trading securities and securities available for sale are generally obtained from independent pricing services based upon valuations for similar assets in active markets or other inputs derived from objectively verifiable information.

Finance Receivables: The fair value of finance receivables is estimated using discounted cash flow analysis and an estimated market discount rate required to attract funds for similar investments.

Other Receivables and Payables: The carrying amounts reported in the consolidated balance sheets approximate their fair values.

Notes Payable: The carrying amounts of borrowings under the line-of-credit agreements reported in the consolidated balance sheets approximate their fair values as the interest charged for these borrowings fluctuate with market changes.

Subordinated Notes Payable to Members: The estimated fair value of subordinated notes payable to members was estimated using discounted cash flow analysis.

Comprehensive Income: Comprehensive income for the Company consists of net earnings and changes in unrealized gains on investment securities classified as available-for-sale, net of taxes, and are presented in the consolidated statements of income and comprehensive income.

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Advertising: Advertising costs are expensed as incurred. Advertising expenses approximated $4,668,000 and $4,909,000 for the years ended December 31, 2015 and 2014, respectively.

Share-Based Compensation: The Company entered into employment agreements with certain executives and, in connection therewith, granted member interests consisting of Class D share awards which vest over a ten year period. Compensation expense for these awards is determined based on the estimated fair value of the shares awarded on the applicable grant or award date, June 14, 2012, and is recognized over the applicable award's vesting period.

Subsequent events: The Company has evaluated its subsequent events (events occurring after December 31, 2015) through March 24, 2016, which represents the date the financial statements were available to be issued.

Effects of Recent Accounting Guidance: In January 2014, the FASB issued ASU 2014-04, "*Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force*" which clarifies when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. This ASU states that a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure, or the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. This guidance is effective beginning for annual periods beginning after December 15, 2014. The adoption of this guidance as of January 1, 2015 did not have material effect on the Company's consolidated financial statements.

In May 2014, the Financial Accounting Standard Board (FASB) issued Accounting Standards Update (ASU) 2014-09, "*Revenue from Contracts with Customers (Topic 606).*" ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 is effective for the Company on January 1, 2018. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In June 2014, the FASB issued ASU 2014-11, "*Transfers and Servicing (Topic 860).*" ASU 2014-11 requires that repurchase-to-maturity transactions be accounted for as secured borrowings consistent with the accounting for other repurchase agreements. In addition, ASU 2014-11 requires separate accounting for repurchase financings, which entails the transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty. ASU 2014-11 requires entities to disclose certain information about transfers accounted for as sales in transactions that are economically similar to repurchase agreements. In addition, ASU 2014-11 requires disclosures related to collateral, remaining contractual tenor and of the potential risks associated with repurchase agreements, securities lending transactions and repurchase-to-maturity transactions. ASU 2014-11 was effective for the Company on January 1, 2015 and did not have a significant impact on the Company's consolidated financial statements.

Note 1. Nature of Business and Significant Accounting Policies (Continued)

In August 2014, the FASB issued ASU 2014-15, *"Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern."* Per the ASU, in connection with preparing financial statements for each annual and interim reporting period, an entity's management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). The new requirements are effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In January 2015, the FASB issued ASU 2015-01, *"Income Statement - Extraordinary and Unusual Items (Subtopic 225-20) – Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items."* ASU 2015-01 eliminates from U.S. GAAP the concept of extraordinary items, which, among other things, required an entity to segregate extraordinary items considered to be unusual and infrequent from the results of ordinary operations and show the item separately in the income statement, net of tax, after income from continuing operations. ASU 2015-01 is effective for the Company beginning January 1, 2016, though early adoption is permitted. ASU 2015-01 is not expected to have a significant impact on the Company's consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, *"Simplifying the Presentation of Debt Issuance Costs"*, which requires debt issuance costs to be presented in the balance sheet as a reduction of the associated debt liability. The amendments in this update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. Early adoption of the amendments in this update is permitted for financial statements that have not been previously issued. The adoption of this update will cause reclassification of debt issuance costs from assets to a reduction of liabilities in the Company's consolidated balance sheets. Debt issuance costs related to line of credit arrangements will remain classified as assets in accordance with ASU 2015-15. At December 31, 2015, the Company's capitalized unamortized debt issuance costs totaled $394,521.

In May 2015, the FASB issued ASU 2015-09, *"Financial Services – Insurance (Topic 944): Disclosures about Short-Duration Contracts"*, to make targeted improvements to disclosure requirements for insurance companies that issue short-duration contracts. In such contracts, insurance coverage is provided for a fixed period of short duration. ASU 2015-09 is effective for annual periods beginning after December 15, 2016, and interim periods within annual periods beginning after December 15, 2017. ASU 2015-09 is not expected to have a significant impact on the Company's consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, *"Recognition and Measurement of Financial Assets and Financial Liabilities"*, which was implemented to improve the recognition and measurement of financial instruments. The update is effective for interim and annual periods beginning after December 15, 2017, and early adoption is not permitted, with the exception of specific early application guidance. ASU 2016-01 is not expected to have a significant impact on the Company's consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, *"Leases"*, which establishes a comprehensive lease standard under GAAP for virtually all industries. The new standard requires lessees to recognize a right of use asset and a lease liability for virtually all of their leases, other than leases that meet the definition of short term leases and will apply for annual periods beginning after December 15, 2018, including interim periods therein. Early adoption is permitted. The Company is still evaluating what impact, if any, the adoption of this standard may have on the Company's consolidated financial statements.

Note 2. Investment Securities

The cost or amortized cost of securities available for sale and their fair values at December 31, 2015 and 2014 were as follows:

December 31, 2015	Cost or Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
Debt securities:				
U.S. Government agencies and corporations	$ 6,664,597	$ 6,633,316	$ -	$ 31,281
Obligations of states and political subdivisions	32,132,846	32,721,165	644,797	56,478
Corporate securities	20,521,548	20,468,677	85,660	138,531
Residential mortgage-backed securities	15,227	15,545	318	-
Commercial mortgage-backed securities	738,482	743,905	5,423	-
Total investment securities	$ 60,072,700	$ 60,582,608	$ 736,198	$ 226,290

December 31, 2014	Cost or Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
Debt securities:				
U.S. Government agencies and corporations	$ 7,039,353	$ 7,115,145	$ 79,820	$ 4,028
Obligations of states and political subdivisions	26,750,006	27,132,906	454,713	71,813
Corporate securities	15,707,027	15,812,756	140,010	34,281
Residential mortgage-backed securities	771,286	779,264	7,978	-
Commercial mortgage-backed securities	713,606	701,874	-	11,732
Other loan-backed and structured securities	400,582	400,306	-	276
Total investment securities	$ 51,381,860	$ 51,942,251	$ 682,521	$ 122,130

As of December 31, 2015 and 2014, accumulated other comprehensive income (loss) includes unrealized gains (losses) on available for sale securities, net of income tax effects, of approximately $320,000 and $330,000, respectively.

Note 2. Investment Securities (Continued)

The length of time impaired available-for-sale securities have been held in a loss position are as follows.

	Less than 12 months		12 months or more		Total	
December 31, 2015	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$ 3,784,358	$ 23,970	$2,848,958	$ 7,311	$ 6,633,316	$ 31,281
Obligations of states and political subdidivisions	2,516,217	53,247	507,991	3,231	3,024,208	56,478
Corporate securities	6,760,528	129,466	5,269,928	9,065	12,030,456	138,531
Total	$13,061,103	$ 206,683	$8,626,877	$ 19,607	$21,687,980	$ 226,290
December 31, 2014						
U.S. Government agencies and corporations	$ 1,779,646	$ 3,734	$ 500,702	$ 294	$ 2,280,348	$ 4,028
Obligations of states and political subdidivisions	933,380	1,571	1,946,507	70,242	2,879,887	71,813
Corporate securities	4,248,109	12,794	2,587,369	21,487	6,835,478	34,281
Commercial mortgage-backed securities	260,296	1,438	441,578	10,294	701,874	11,732
Other loan-backed and structured securities	400,306	276	-	-	400,306	276
Total	$ 7,621,737	$ 19,813	$5,476,156	$ 102,317	$13,097,893	$ 122,130

Substantially all gross unrealized losses at December 31, 2015 and 2014 were attributable to interest rate changes rather than an adverse change in cash flows or a fundamental weakness in the credit quality of the issuer or the underlying assets and are thus considered temporarily impaired. Due to the issuers' continued satisfaction of the securities' obligations in accordance with contractual terms, the expectation that they will continue to do so and the Company's intent and ability to hold these investments, management believes the securities in unrealized loss positions are temporarily depressed. As of December 31, 2015 the Company had 69 debt securities with temporary impairments, including 10 U.S. government securities, 50 securities classified as obligations of state and political subdivisions, and 4 investment classified as commercial mortgage-backed securities. As of December 31, 2014 the Company had 65 debt securities with temporary impairments, including 11 U.S. government securities, 15 securities classified as obligations of state and political subdivisions, 35 securities classified as corporate securities, 4 investments classified as commercial mortgage-backed securities.

Management of the Company evaluates securities for other-than-temporary impairment ("OTTI") no less than annually or when economic or market concerns warrant such evaluation. The evaluation is based upon factors such as the creditworthiness of the issuer, the underlying collateral, if applicable, and the continuing performance of the securities. Management also evaluates other facts and circumstances that may be indicative of an OTTI condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer.

The Company segregates the OTTI impact on impaired securities where impairment in value was deemed to be other than temporary between the component representing credit loss and the component representing loss related to other factors.

Note 2. Investment Securities (Continued)

The Company assesses whether a credit loss exists by considering whether (i) the Company has the intent to sell the security, (ii) it is more likely than not that it will be required to sell the security before recovery, or (iii) it does not expect to recover the entire amortized cost basis of a debt security. The portion of the fair value decline attributable to credit loss is recognized as a charge to earnings. The credit loss evaluation is determined by comparing the present value of the cash flows expected to be collected, discounted at the rate in effect before recognizing any OTTI with the amortized cost basis of the debt security. The Company uses the cash flow expected to be realized from the security, which includes assumptions about interest rates, timing and severity of defaults, estimates of potential recoveries, the cash flow distribution from the bond indenture and other factors, then applies a discount rate equal to the effective yield of the security. The difference between the present value of the expected cash flows and the amortized book value is considered a credit loss. The difference between the fair market value and the security's remaining amortized cost is recognized in other comprehensive income or loss.

The amortized cost and fair value of debt securities at December 31, 2015, by contractual maturity, is shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepay penalties.

December 31, 2015	Cost or Amortized Cost	Fair Value
Due in one year or less	$ 6,558,478	$ 6,560,915
Due after one year but less than five years	25,899,476	26,013,898
Due after five years but less than ten years	25,598,205	25,963,748
Due after ten years	1,262,832	1,284,597
Residential mortgage-backed securities	15,227	15,545
Commercial mortgage-backed securities	738,482	743,905
Total debt securities	$ 60,072,700	$ 60,582,608

December 31, 2014		
Due in one year or less	$ 6,498,538	$ 6,505,171
Due after one year but less than five years	20,893,496	21,030,923
Due after five years but less than ten years	21,381,410	21,794,775
Due after ten years	722,942	729,938
Residential mortgage-backed securities	771,286	779,264
Commercial mortgage-backed securities	713,606	701,874
Other loan-backed and structured securities	400,582	400,306
Total debt securities	$ 51,381,860	$ 51,942,251

Investment securities with amortized cost of approximately $3,053,000 and with estimated fair values of $3,050,000 at December 31, 2015, were pledged by the Company with various states as required by state law. Investment securities with amortized cost of approximately $3,063,000 and with estimated fair values of $3,070,000 at December 31, 2014, were pledged by the Company with various states as required by state law.

Note 2. Investment Securities (Continued)

Major categories of net investment income are summarized as follows for the year ended December 31, 2015 and 2014:

December 31,	2015	2014
Debt securities	$ 1,024,427	$ 883,487
Common stocks	50,810	122,744
Mortgage and collateral loans	7,800	7,800
Cash and short-term investments	1,542	509
	1,084,579	1,014,540
Investment expenses	(196,671)	(177,792)
Net investment income	$ 887,908	$ 836,748

Net realized investment gains are summarized as follows for the year ended December 31, 2015 and 2014:

December 31,	2015	2014
Gross realized gains on sale of securities available for sale	$ 161,854	$ 34,363
Gross realized losses on sale of securities available for sale	(26,981)	(86,185)
Gain (loss) from investments in trading securities	(133,590)	(2,120)
Net realized investment gains (losses)	$ 1,283	$ (53,942)

Proceeds from sales of investment securities available for sale aggregated approximately $10,739,000 and $7,480,000 for the years ended December 31, 2015 and 2014, respectively.

Note 3. Finance Receivables

Finance receivables were as follows:

December 31,	2015	2014
Consumer finance receivables:		
Personal property	$ 537,473,977	$ 496,914,298
Real estate	27,862,648	34,630,530
Sales finance	124,024,974	117,697,434
	689,361,599	649,242,262
Add (deduct):		
Net deferred origination costs	6,364,773	5,350,272
Unearned income	(189,073,525)	(177,266,473)
Unearned discount on acquired loans	-	(1,262,484)
Allowance for credit losses	(46,755,242)	(44,668,180)
Finance receivables, net	$ 459,897,605	$ 431,395,397

Note 3. Finance Receivables (Continued)

Changes in the allowance for credit losses were as follows during the year ended December 31, 2015 and 2014:

December 31,	2015	2014
Balance at beginning of year	$ 44,668,180	$ 32,804,985
Provision for credit losses	45,096,401	56,186,665
Receivables charged-off	(56,908,673)	(57,641,988)
Charge-offs recovered	13,899,334	13,318,518
Balance at end of year	$ 46,755,242	$ 44,668,180

The balance in the allowance for credit losses by portfolio segment at December 31, 2015 and 2014 was as follows:

December 31, 2015	Balance at Beginning of Period	Charge-offs	Recoveries	Provision for Credit Losses	Balance at End of Period	Finance Receivables at End of Period	Allowance as Percentage of Finance Receivables at End of Period
Personal Property	$ 42,525,817	$ (53,441,351)	$ 13,087,464	$ 42,219,062	$ 44,390,992	$ 399,734,721	11.1%
Real Estate	228,515	(263,591)	40,316	155,083	160,323	19,292,711	0.8%
Sales Finance	1,913,848	(3,203,731)	771,554	2,722,256	2,203,927	81,260,642	2.7%
Total loans	$ 44,668,180	$ (56,908,673)	$ 13,899,334	$ 45,096,401	$ 46,755,242	$ 500,288,074	9.3%
December 31, 2014							
Personal Property	$ 31,182,545	$ (54,309,913)	$ 12,559,363	$ 53,093,822	$ 42,525,817	$ 369,688,435	11.5%
Real Estate	199,938	(513,329)	40,455	501,451	228,515	23,553,939	1.0%
Sales Finance	1,422,502	(2,818,746)	718,700	2,591,392	1,913,848	77,470,931	2.5%
Total loans	$ 32,804,985	$ (57,641,988)	$ 13,318,518	$ 56,186,665	$ 44,668,180	$ 470,713,305	9.5%

Note 3. Finance Receivables (Continued)

The Company classifies delinquent accounts based upon the number of contractual installments past due. An aging of delinquent gross finance receivables as of December 31, 2015 and 2014 is as follows:

December 31, 2015	Current	Past Due 30-90 Days	Past Due 91-150 Days	Past Due Greater Than 150 Days	Total
Personal Property	$ 475,879,820	$ 47,438,924	$ 14,140,480	$ 14,753	$ 537,473,977
Real Estate	24,719,467	2,633,329	38,947	470,905	27,862,648
Sales Finance	119,413,100	3,611,260	998,386	2,228	124,024,974
Gross Finance Receivables	$ 620,012,387	$ 53,683,513	$ 15,177,813	$ 487,886	$ 689,361,599
December 31, 2014					
Personal Property	$ 439,980,023	$ 44,222,982	$ 12,708,607	$ 2,686	$ 496,914,298
Real Estate	30,854,113	2,992,238	261,914	522,265	34,630,530
Sales Finance	113,782,755	3,190,905	714,992	8,782	117,697,434
Gross Finance Receivables	$ 584,616,891	$ 50,406,125	$ 13,685,513	$ 533,733	$ 649,242,262

Nonperforming loans consisted of loans past due greater than 150 days and approximated $488,000 and $534,000 at December 31, 2015 and 2014, respectively. Additionally, the Company had gross finance receivables relating to customers in bankruptcy and which the terms of the original contract have been modified approximating $3,503,000 and $3,810,000 at December 31, 2015 and 2014, respectively.

Note 4. Reinsurance

The Company is party to a quota share reinsurance agreement that ceded 40% of its credit accident and health business written prior to January 1, 2013 in order to limit its exposure on credit disability coverages. Reinsurance contracts do not relieve the Company from its primary obligation to policyholders. Failure of any reinsurer to honor its obligations could result in losses to the Company.

The ceded reinsurance agreement contains a retrospective rating provision that results in a favorable adjustment to the reinsurance premiums if certain underwriting results are achieved on the reinsured business during the experience period. The Company estimates the amount of ultimate premium adjustment that the Company may earn upon completion of the experience period and recognizes an asset for the difference between the initial reinsurance premiums paid and the estimated ultimate premium. The Company adjusts such estimated ultimate premium amounts during the course of the experience period based on actual results to date. The resulting adjustment is recorded as either a reduction of or an increase to the ceded premiums for the year. Included in reinsurance recoverable at December 31, 2015 and 2014 are estimated receivables relating to retrospective ratings provisions of approximately $965,000 and $1,168,000, respectively. During the years ended December 31, 2015 and 2014 ceded premiums have been reduced by retrospective premium adjustments of approximately $6,000 and $217,000, respectively.

Note 4. Reinsurance (Continued)

The effect of reinsurance on premiums written and earned is as follows for the year end December 31, 2015 and 2014:

December 31, 2015	Written	Earned
Direct	$ 32,771,793	$ 32,042,563
Ceded	11,502	11,502
Net premiums	$ 32,783,295	$ 32,054,065

December 31, 2014		
Direct	$ 33,083,850	$ 30,666,460
Ceded	470,682	470,682
Net premiums	$ 33,554,532	$ 31,137,142

Note 5. Property and Equipment

Property and equipment at December 31, 2015 and 2014 is as follows:

	Estimated Useful Lives	December 31, 2015	December 31, 2014
Land		$ 408,188	$ 408,188
Building and improvements	15 to 40 years	3,422,216	2,868,338
Office furniture and fixtures	5 to 10 years	2,110,535	1,591,073
Data processing equipment	3 years	13,741,950	8,298,217
Automotive equipment	3 years	1,478,903	1,510,648
Leasehold improvements	5 years	1,931,422	1,596,903
		23,093,214	16,273,367
Less accumulated depreciation		6,813,924	4,433,861
Property and equipment, net		$ 16,279,290	$ 11,839,506

Depreciation expense for the years ended December 31, 2015 and 2014 approximated $2,841,000 and $2,500,000, respectively.

Note 6. Goodwill and Intangible Assets

A summary of goodwill and its estimated finite life is as follows:

	Estimated Useful Lives	December 31, 2015	December 31, 2014
Goodwill	10 years	$ 136,176,452	$ 136,176,452
Less accumulated amortization		40,852,940	27,235,292
Goodwill, net		$ 95,323,512	$ 108,941,160

A summary of the other intangible assets and their estimated finite lives were as follows:

	Estimated Useful Lives	December 31, 2015	December 31, 2014
Trade names	5 to 15 years	$ 24,400,000	$ 24,400,000
Non-competition and license agreements	2 to 4 years	2,323,800	2,323,800
Internally developed technology	2 years	1,000,000	1,000,000
Customer relationships and other	2 to 3 years	488,700	488,700
		28,212,500	28,212,500
Less accumulated amortization		9,543,409	7,442,922
Intangible assets, net		$ 18,669,091	$ 20,769,578

Aggregate amortization expense for goodwill and intangible assets for the year ended December 31, 2015 approximated $13,618,000 and $2,100,000, respectively. Aggregate amortization expense for goodwill and intangible assets for the year ended December 31, 2014 approximated $13,618,000 and $2,615,000, respectively. The estimated amortization expense of goodwill and the finite-lived intangible assets for future years is summarized as follows:

2016	$ 15,456,187
2017	15,251,812
2018	15,224,312
2019	15,224,312
2020	15,224,312
Thereafter	37,611,667
Total	$ 113,992,603

Note 7. Notes Payable and Credit Arrangements for Business Operations

In December 2015, the Company extended its agreement of June 15, 2012, a revolving loan agreement, which provides for a total credit facility of up to $400,000,000 which terminates on December 11, 2018. The agreement provides for an increase in the credit facility of an additional $50,000,000 if needed. Borrowings are limited to a borrowing base as defined in the related agreement. This agreement was amended during 2014 to allow for the issuance of the subordinated notes payable as described in Note 8.

Note 7. Notes Payable and Credit Arrangements for Business Operations (Continued)

Borrowings under the revolving loan agreement bear interest at an annualized referenced rate equal to the higher of (i) the federal funds rate plus 0.50%, (ii) the lenders prime rate, or (iii) LIBOR plus 1%, and adjusted for an applicable margin based upon the current borrowing availability. The applicable margin ranges from 1.50% to 3.00% depending on the reference rate and borrowing availability percentage as defined in the agreement. Borrowings are collateralized by substantially all of the Company's consumer finance assets, including finance receivables and intangibles.

The revolving loan agreement contains covenants which place restrictions on the Company, including limitations on distributions, additional indebtedness, transactions with affiliates, and require that certain minimum interest coverage and senior debt leverage ratios be maintained. At December 31, 2015 and 2014, the Company was in compliance with the covenants.

In December 2015 the Company extended another existing line of credit until June 30, 2017, and it increased the line of credit to $10,000,000. Advances under the line of credit bear interest at one-month LIBOR plus 2.75% with a floor rate of 3.75%, adjusted monthly, and are collateralized by all of the outstanding shares of American Federated Life Insurance Company and a first deed of trust on the Company's corporate office, located in Flowood, MS.

At December 31, 2015 and 2014, the amount outstanding under the revolving loan agreement was approximately $308,358,000 and $285,500,000, respectively, with an average effective interest rate of 3.74% and 3.78%, respectively. The amount outstanding under the revolving line of credit with the bank was approximately $9,267,000 with an interest rate of 3.75% and $5,998,000 with an interest rate of 3.75% at December 31, 2015 and 2014, respectively. Interest is payable monthly.

Note 8. Subordinated Notes Payable to Members

On June 24, 2014, First Tower, LLC ("FT LLC") issued subordinated term loan notes payable to the members of the Company in the aggregate amount of $313,844,000 pursuant to a subordinated loan agreement (the "Subordinated Loan Agreement"). The proceeds of the subordinated term loans were distributed to the Company, which were then distributed to its members as a return of capital.

Under the terms of the Subordinated Loan Agreement, these subordinated term loans bear interest at a rate per annum equal to 10% plus a paid-in-kind rate (the "PIK Rate") of 7%. Effective October 1, 2014, the PIK Rate was increased to 12%. Interest accruing at the 10% rate is payable monthly in cash and the PIK Rate interest is payable monthly in cash, at FT LLC's option, subject to certain restrictions as specified by the terms of a subordination and intercreditor agreement with lenders of the Company's credit facility and revolving line of credit (See Note 7). Accruing PIK Rate interest that may be prohibited from being paid currently under the subordination and intercreditor agreement as a result of distributable income limitations from operating subsidiaries is automatically added to the principal of the subordinated term loan notes.

The subordinated term loan notes mature on the earlier of June 24, 2019 or six months after the termination of the Company's credit facility. Subject to the subordination and intercreditor agreement, FT LLC may prepay in whole or in part amounts outstanding. However, any amounts prepaid prior to the third anniversary of the issuance would be subject to a prepayment premium ranging from 1% – 3% depending on the timing of the prepayment. FT LLC's obligations under the subordinated term loan notes are secured by a lien granted to Prospect Capital Corporation as collateral agent for the benefit of the holders of the subordinated term loan notes against all of the LLC interests of its wholly-owned finance company subsidiaries and all other First Tower, LLC assets.

Note 8. Subordinated Notes Payable to Members (Continued)

The Subordinated Loan Agreement contains various provisions which require FT LLC to make mandatory prepayments, subject to specified exceptions, with the proceeds of asset dispositions, debt and specified equity issuances, changes of control, and certain other events. In addition to other covenants, the Subordinated Loan Agreement places limits on FT LLC and its subsidiaries' ability to declare dividends or redeem or repurchase capital stock, prepay, redeem or purchase debt, incur liens and engage in sale-leaseback transactions, make loans and investments, incur additional indebtedness, amend or otherwise alter debt and other material agreements, make capital expenditures, engage in mergers, acquisitions and asset sales, transact with affiliates and alter its business. Further, the Subordinated Loan Agreement contains events of default, including cross defaults under other debt obligations of the Company.

In December 2015, the Company issued an additional $5,000,000 in subordinated term loan notes under the same terms. At December 31, 2015 and 2014, the principal amount outstanding of the subordinated term loan notes payable was $318,844,000 and $313,844,000, respectively. Interest expense, including PIK Rate interest, incurred on the subordinated term loan notes approximated $70,075,000 during 2015 and $32,203,000 during 2014.

Note 9. Policy Claim Liabilities

Activity in policy claim reserves, including claim adjustment expenses for the year ended from December 31, 2015 and 2014, is summarized as follows:

December 31,	2015	2014
Balance at beginning of year	$ 2,386,867	$ 2,524,084
Less reinsurance recoverables	58,149	413,045
Net balance at beginning of year	2,328,718	2,111,039
Incurred related to:		
Current period	6,610,882	5,731,101
Prior years	(450,168)	(546,238)
Total incurred	6,160,714	5,184,863
Paid related to:		
Current period	4,538,475	3,586,918
Prior years	1,114,837	1,380,266
Total paid	5,653,312	4,967,184
Net balance at end of year	2,836,120	2,328,718
Plus reinsurance recoverables	12,734	58,149
Balance at end of year	$ 2,848,854	$ 2,386,867

Note 10. Income Taxes

The Company's insurance subsidiaries file income tax returns in the U. S. federal jurisdiction and in the states in which they operate. The multiple state tax jurisdictions in which the insurance subsidiaries operate require the appropriate allocation of income and expense to each state based on a variety of apportionment or allocation bases.

The provisions for income taxes of the Company's insurance subsidiaries for the year ended December 31, 2015 and 2014 consisted of the following:

December 31,	2015	2014
Current expense (benefit)	$ 175,273	$ (17,547)
Deferred expense (benefit)	(93,417)	450,495
Provision for income taxes	$ 81,856	$ 432,948

The Company did not have unrecognized tax benefits as of December 31, 2015 and does not expect this to change significantly over the next 12 months. It is the Company's policy to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2015, the Company had no accrued interest or penalties related to uncertain tax positions.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes relating to the Company's insurance subsidiaries. The tax effects of significant items comprising the Company's net deferred tax liability and asset were as follows:

December 31,	2015	2014
Deferred tax assets:		
Policy claim reserves and unearned premiums	$ 1,332,491	$ 2,170,553
Goodwill and intangible assets	1,032,175	551,579
Net operating and capital losses carryforward	2,070,016	1,492,501
	4,434,682	4,214,633
Deferred tax liabilities:		
Reinsurance recoverables	346,353	323,269
Deferred acquisition costs	7,612,473	7,459,096
Unrealized holding gain on trading securities	17,408	67,237
Unrealized gain on securities available for sale	190,129	196,443
	8,166,363	8,046,045
Deferred tax liabilities, net	$ (3,731,681)	$ (3,831,412)

Note 10. Income Taxes (Continued)

The provision for income taxes differs from the amount computed by applying the federal statutory rate of 34% to income before income taxes as follows:

December 31,		2015		2014
Consolidated income before taxes	$	(14,707,029)	$	17,364,544
Less: non-taxable entities		(14,999,167)		16,257,002
Income before taxes from taxable entities	$	292,138	$	1,107,542
Tax based on federal statutory rate	$	99,327	$	376,564
Mark to market adjustments		-		251,388
Non taxable interest income		(230,925)		(176,917)
State income taxes and other		16,417		(14,914)
Adjustment to prior year taxes		115,776		16,021
Transactional costs		(129,814)		(230,269)
Goodwill		211,075		211,075
Provision for income taxes	$	81,856	$	432,948

The Company's insurance subsidiaries have approximately $5,556,000 in federal net operating loss carryforwards that will expire in 2032, if not used.

Note 11. Employee Profit Sharing Plan

The Company established three profit sharing plans covering substantially all the Company's employees. A nonstandardized profit sharing plan was established for manager on January 1, 2015. Employer and participants contributions are nonelective and at the sole discretion of the employer. Contributions are allocated as a uniform percentage of participant compensation.

The Company also established a plan which is intended to providing selected officers, members of the executive group, home office or district supervisors of the Company or its Affiliates, or the assistant to the chief executive officer of the Company, incentive awards for superior performance. The plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Internal Revenue Code. The plan is also intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA").

Remaining employees are covered by a 401(k) provision which allows employees to contribute salary subject to the maximum contribution allowed by the IRS. The Company matches 50% of the first 6% of employee contributions. Additional contributions may be made at the discretion of the Company. Profit sharing expense approximated $1,782,000 and $397,000 for the years ended December 31, 2015 and 2014, respectively.

Note 12. Members Equity

The Company's capital structure consists of four classes of member common units. All classes of common units, except for Class D common units, share in the profits and losses of the Company and in the distributions of member capital on a pro-rata basis in proportion to total number of such units outstanding. The four classes of member common units are as follows:

- Class A common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. There were 108,254,213 and 104,530,990 Class A common units issued to members outstanding as of December 31, 2015 and 2014, respectively. Issuance of additional Class A common units in excess of 10% of the fully diluted outstanding units of Class A and Class B common units require the approval of at least 81% of the outstanding Class A common units.

- Class B common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. There were 61,635 and 59,515 Class B common units as of December 31, 2015 and 2014, respectively.

- Class C common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. As of December 31, 2015 and 2014, no Class C common units have been issued. These units will be issued upon the conversion of Class D common units.

- Class D common units – These units have no voting rights and are unvested upon issuance. Class D common units vest over a ten year period beginning June 15, 2012 at 10% per year. Unvested Class D common units are forfeited upon the termination of the holder's employment for any reason. Each holder of Class D common units has the right to convert such units to Class C common units at a ratio of four Class D common units for one Class C common unit provided that (i) the date of such conversion occurs no earlier than the 10th anniversary of June 15, 2012, (ii) such holder notifies the Company thirty days prior to conversion, and (iii) the internal rate of return as of the most recent fiscal quarter exceeds a pre-defined minimum. On June 14, 2012, the Company entered into employment contracts with two key executives and, in connection therewith, granted these executives 12,941,176 unvested Class D common units with an estimated fair value at date of grant of approximately $698,000. Compensation expense related to Class D common units approximated $70,000 annually for the years ended December 31, 2015 and 2014.

Members have no power to vote on any matter except matters on which a vote of units is required pursuant to the Company's Operating Agreement. The Operating Agreement provides for, among other things, limitations on the transfer of member units, rights of first refusal, pre-emptive rights, and certain call and put provisions.

Note 13. Statutory Financial Information of Insurance Subsidiaries

Generally accepted accounting principles (GAAP) differ in certain respects from the accounting practices prescribed or permitted by insurance regulatory authorities (Statutory). A reconciliation between net income and stockholder's equity of the Company's insurance subsidiaries as reported under GAAP and Statutory follows as of December 31, 2015 and 2014:

December 31, 2015	Net Income (Loss)	Stockholder's Equity
GAAP basis, including effects of purchase accounting	$ (203,383)	$ 70,237,503
Adjustments to:		
Non-admitted assets	1,600	(47,043)
Accumulated depreciation	-	35,260
Investment securities and related unrealized gains	430,306	(1,235,189)
Deferred acquisition costs	68,653	(15,283,121)
Goodwill and intangible assets	4,197,552	(31,405,411)
Policy claim reserves and unearned premiums	(1,750,750)	(998,628)
Deferred income taxes and income taxes payable	(302,487)	4,433,278
Asset valuation and interest maintenance reserves	44,525	(179,333)
Statutory Basis	$ 2,486,016	$ 25,557,316

December 31, 2014	Net Income (Loss)	Stockholder's Equity
GAAP basis, including effects of purchase accounting	$ 675,196	$ 70,929,278
Adjustments to:		
Non-admitted assets	1,600	(46,529)
Accumulated depreciation	-	55,137
Investment securities and related unrealized gains	505,082	(1,783,268)
Deferred acquisition costs	(1,519,537)	(22,147,866)
Goodwill and intangible assets	4,448,554	(33,858,921)
Policy claim reserves and unearned premiums	353,267	(609,083)
Deferred income taxes and income taxes payable	420,711	10,320,919
Asset valuation and interest maintenance reserves	45,596	(107,354)
Statutory Basis	$ 4,930,469	$ 22,752,313

Under state statutes, each of the insurance subsidiaries is required to maintain minimum capital and surplus of $1,500,000.

Insurance regulations limit the amount of dividends that may be paid without approval of the insurance subsidiaries' regulatory agency. At December 31, 2015 and 2014, there were no undistributed earnings and surplus available for future distributions as dividends are not permitted, without the prior approval of the State of Mississippi Insurance Department.

Note 13. Statutory Financial Information of Insurance Subsidiaries (Continued)

The National Association of Insurance Commissioners (NAIC) measures the adequacy of an insurance company's capital by its risk-based capital ratio (the ratio of its total capital, as defined, to its risk-based capital). The requirements provide a measurement of minimum capital appropriate for an insurance company to support its overall business operations based upon its size and risk profile which considers (i) asset risk, (ii) insurance risk, (iii) interest rate risk, and (iv) business risk. An insurance company's risk-based capital is calculated by applying a defined factor to various statutory-based assets, premiums, and reserve items, wherein the factor is higher for items with greater underlying risk.

The State of Mississippi statutes have provided levels of progressively increasing regulatory action for remedies when an insurance company's risk-based capital ratio falls below a ratio of 2:1. As of December 31, 2015 and 2014 (latest information available), the Company's insurance subsidiaries were in compliance with these minimum capital requirements as follows:

December 31, 2015	AFLIC	AFIC
Total adjusted capital	$ 8,960,739	$ 16,686,165
Authorized control level risk-based capital	765,937	2,251,248
Ratio of adjusted capital to risk based capital	11.7:1	7.41:1

December 31, 2014	AFLIC	AFIC
Total adjusted capital	$ 10,069,089	$ 12,760,517
Authorized control level risk-based capital	722,357	2,522,020
Ratio of adjusted capital to risk based capital	13.9:1	5.1:1

Note 14. Leases

The Company leases office facilities under non-cancellable operating leases. Rental expense approximated $2,390,000 and $2,182,000 for the years ended December 31, 2015 and 2014, respectively. Future minimum lease payments at December 31, 2015 are as follows:

Fiscal Year 2016	$ 2,125,492
Fiscal Year 2017	1,772,742
Fiscal Year 2018	1,226,718
Fiscal Year 2019	715,297
Fiscal Year 2020	252,655
Thereafter	48,567
	$ 6,141,471

Note 15. Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of finance receivables. Concentrations of credit risk with respect to finance receivables are limited due to the large number of customers comprising the Company's customer base. These finance receivables are mainly from customers located in Mississippi, Louisiana, Alabama, Illinois and Missouri.

At December 31, 2015 and 2014, the Company had funds on deposit with depository and investment institutions in excess of insured limits of approximately $7,204,000 and $9,849,000, respectively.

Note 16. Fair Value Measurements

The fair value measurements by input level at December 31, 2015 and 2014 for assets and liabilities measured at fair value on a recurring basis follow:

December 31, 2015	Total	Level 1	Level 2	Level 3
Trading securities - equity mutual funds	$ 1,511,611	$ 1,511,611	$ -	$ -
Available-for-sale securities:				
U.S. Government agencies and corporations	6,633,316	6,633,316	-	-
Obligations of states and political subdivisions	32,721,165	-	32,721,165	-
Corporate securities	20,468,677	-	20,468,677	-
Residential mortgage-backed securities	15,545	-	15,545	-
Commercial mortgage-backed securities	743,905	-	743,905	-
	$ 62,094,219	$ 8,144,927	$ 53,949,292	$ -

December 31, 2014	Total	Level 1	Level 2	Level 3
Trading securities - equity mutual funds	$ 1,594,391	$ 1,594,391	$ -	$ -
Available-for-sale securities:				
U.S. Government agencies and corporations	7,115,145	6,907,601	207,544	-
Obligations of states and political subdivisions	27,132,906	-	27,132,906	-
Corporate securities	15,812,756	-	15,812,756	-
Residential mortgage-backed securities	779,264	-	779,264	-
Commercial mortgage-backed securities	701,874	-	701,874	-
Other loan-backed and structured securities	400,306	-	400,306	-
	$ 53,536,642	$ 8,501,992	$ 45,034,650	$ -

Note 16. Fair Value Measurements (Continued)

Certain assets and liabilities are potentially measured at fair value on a nonrecurring basis (for example, when there is evidence of impairment). In addition, to the assets and liabilities measured at fair value at date of acquisition (see Note 2), assets measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment), non-financial assets and non-financial liabilities subject to measurement at fair value in the second step of a goodwill impairment test, and intangible assets and other non-financial long-lived assets subject to measurement at fair value for impairment assessment. During the years ended December 31, 2015 and 2014, certain foreclosed real estate assets, upon initial recognition, were remeasured and reported at fair value through a charge-off to the allowance for credit losses based upon the fair value of the foreclosed asset. The fair value of a foreclosed asset, upon initial recognition, is estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria. Foreclosed assets measured at fair value upon initial recognition during the year ended December 31, 2015 and 2014 were not material.

Note 17. Disclosures About Fair Value of Financial Instruments

The carrying values and approximate fair values of the Company's financial instruments were as follows:

	2015		2014	
December 31,	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:				
Cash and cash equivalents	$ 12,120,178	$ 12,120,178	$ 10,906,825	$ 10,906,825
Trading securities	1,511,611	1,511,611	1,594,391	1,594,391
Investment securities available for sale	60,582,608	60,582,608	51,942,251	51,942,251
Finance receivables - net	459,897,605	428,789,522	431,395,397	403,515,708
Financial Liabilities:				
Notes payable	317,624,567	317,624,567	291,497,668	291,497,668
Subordinated notes payable to members	318,844,000	318,844,000	313,844,000	313,844,000

Certain financial instruments are not carried at fair value in the accompanying consolidated balance sheets, including receivables, payables and accrued liabilities. The carrying amount of financial instruments not carried at fair value is a reasonable estimate of their fair value because of the generally short periods of time in which these related assets or liabilities are expected to be realized or liquidated, and because they do not present unanticipated credit concerns.

The estimated fair values are significantly affected by assumptions used, principally the timing of future cash flows, the discount rate, judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. Because assumptions are inherently subjective in nature, the estimated fair values cannot be substantiated by comparison to independent quotes and, in many cases, the estimated fair values could not necessarily be realized in an immediate sale or settlement of the instrument. Potential tax ramifications related to the realization of unrealized gains and losses that would be incurred in an actual sale and/or settlement have not been taken into consideration.

Note 18. Contingencies

As of December 31, 2015, the Company is involved in various legal actions resulting from normal business activities. Many of these actions do not specify an amount of damages. Also, many of these actions are in very early stages of discovery or discovery has not begun. As a result, legal counsel is unable to provide an estimate of the probability or range of potential exposure. However, based on its experience with lawsuits alleging similar claims, management is of the opinion that the resolution of such actions will not result in a material adverse effect on the consolidated financial statements. Accordingly, with respect to these matters, no provision for loss or liability has been provided in the consolidated financial statements.

The Company's insurance subsidiaries are required by law to participate in the guaranty associations of the various states in which they are licensed to do business. The state guaranty associations ensure payment of guaranteed benefits, with certain restrictions, to policyholders of impaired or insolvent insurance companies by assessing all other companies operating in similar lines of business. As a result, the Company is exposed to undeterminable future assessments resulting from the insolvency of other insurers. For the years ended December 31, 2015 and 2014, the expenses incurred related to guaranty assessments were minimal.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted into law. This act established the Consumer Financial Protection Bureau ("CFPB") as a federal authority responsible for administering and enforcing the laws and regulations for consumer financial products and services. The legislation does not specifically target installment lending and is specifically prohibited from instituting federal usury interest rate caps. However, it is unclear to what extent the CFPB will impact the future regulation of the industry in which the Company operates.

Supplementary Information

First Tower Finance Company LLC and Subsidiaries
Consolidating Balance Sheet

December 31, 2015

	American Federated Insurance Company	American Federated Life Insurance Company	American Federated Holding Company	Combined Finance Subsidiaries	First Tower, LLC	First Tower Finance Company LLC	Purchase Accounting Adjustments	Eliminations	Consolidated
Assets									
Cash and cash equivalents	$ 3,518,003	$ 2,736,316	$ 161	$ 1,756,819	$ 4,064,197	$ 44,682	$ -	$ -	$ 12,120,178
Investment in trading securities	1,511,611	-	-	-	-	-	-	-	1,511,611
Investment securities available for sale	34,263,321	26,319,287	-	-	-	-	-	-	60,582,608
Finance receivables, net	-	-	-	459,899,438	-	-	(1,833)	-	459,897,605
Prepaid reinsurance premiums	-	2,925	-	-	-	-	-	-	2,925
Reinsurance receivable and recoverable	-	980,882	-	-	-	-	-	-	980,882
Other receivables	412,775	262,944	-	2,326,905	-	-	-	(2,310,867)	691,757
Real estate acquired by foreclosure				822,394					822,394
Property and equipment, net	21,867	110	-	15,474,798	-	-	782,515	-	16,279,290
Deferred policy acquisition costs	14,856,242	7,623,754	-	-	-	-	-	(21,467,926)	1,012,070
Intangible assets, net	-	-	-	-	-	-	18,669,091	-	18,669,091
Goodwill	-	-	-	-	-	-	95,323,512	-	95,323,512
Debt issue costs, net	-	-	-	394,521	-	-	-	-	394,521
Other assets	2,115,046	1,836,677	-	168,603	-	310,800	-	(3,929,470)	501,656
Advances to/from related parties	-	-	(910)	257,639	(100)	(256,629)	-	-	-
Investment in subsidiaries	-	-	39,850,483	39,849,734	166,338,439	(148,441,613)	-	(97,597,043)	-
Total assets	$ 56,698,865	$ 39,762,895	$ 39,849,734	$ 520,950,851	$ 170,402,536	$ (148,342,760)	$ 114,773,285	$ (125,305,306)	$ 668,790,100

(Continued)

First Tower Finance Company LLC and Subsidiaries
Consolidating Balance Sheet (Continued)

Year Ended December 31, 2015

	American Federated Insurance Company	American Federated Life Insurance Company	American Federated Holding Company	Combined Finance Subsidiaries	First Tower, LLC	First Tower Finance Company LLC	Purchase Accounting Adjustments	Eliminations	Consolidated
Liabilities and Members' Equity (Deficit)									
Liabilities									
Notes payable	$ -	$ -	$ -	$ 317,624,567	$ -	$ -	$ -	$ -	$ 317,624,567
Subordinated notes payable to members	-	-	-	-	318,844,000	-	-	-	318,844,000
Unearned premiums	23,993,681	17,294,596	-	-	-	-	-	-	41,288,277
Unearned commissions	-	-	-	21,467,926	-	-	-	(21,467,926)	-
Policy claims reserves	539,425	2,309,429	-	-	-	-	-	-	2,848,854
Accounts payable and accrued expenses	1,568,005	1,073,697	-	13,945,679	150	25,699	-	(6,240,337)	10,372,893
Other liabilities	-	-	-	1,574,241	-	-	-	-	1,574,241
Income taxes payable	1,854,776	847,192	-	-	-	-	(2,701,968)	-	-
Deferred income tax liability	3,939,713	3,190,762	-	-	-	-	(3,398,794)	-	3,731,681
Total liabilities	31,895,600	24,715,676	-	354,612,413	318,844,150	25,699	(6,100,762)	(27,708,263)	696,284,513
Members' Equity (Deficit)									
Members equity	-	-	-	-	-	-	-	(27,814,192)	(27,814,192)
Common stock	1,200,000	1,000,000	1	1,000	1,000	2,000	-	(2,204,001)	-
Additional paid-in capital	300,000	300,000	16,363,333	160,738,039	(158,105,960)	(157,466,864)	197,753,950	(59,882,498)	-
Accumulated other comprehensive income (loss)	690,553	149,486	840,040	840,040	840,040	840,040	(520,261)	(3,360,159)	319,779
Retained earnings	22,612,712	13,597,733	22,646,360	4,759,359	8,823,306	8,256,365	(76,359,642)	(4,336,193)	-
Total members' equity (deficit)	24,803,265	15,047,219	39,849,734	166,338,438	(148,441,614)	(148,368,459)	120,874,047	(97,597,043)	(27,494,413)
Total liabilities and members' equity (deficit)	$ 56,698,865	$ 39,762,895	$ 39,849,734	$ 520,950,851	$ 170,402,536	$(148,342,760)	$ 114,773,285	$ (125,305,306)	$ 668,790,100

First Tower Finance Company LLC and Subsidiaries
Consolidating Statement of Operations

Year Ended December 31, 2015

	American Federated Insurance Company	American Federated Life Insurance Company	American Federated Holding Company	Combined Finance Subsidiaries	First Tower, LLC	First Tower Finance Company LLC	Purchase Accounting Adjustments	Eliminations	Consolidated
Revenues									
Interest and fee income from finance receivables	$ -	$ -	$ -	$ 163,607,152	$ -	$ -	$ 1,262,484	$ -	$ 164,869,636
Insurance premiums	17,863,948	14,190,117	-	-	-	-	-	-	32,054,065
Investment income	723,410	544,902	-	-	-	-	(380,404)	-	887,908
Net realized gains	(138,514)	160,323	-	-	-	-	(20,526)	-	1,283
Commission income	-	-	-	16,576,610	-	-	-	(16,576,610)	-
Other income	5,092	18,808	-	11,428,465	-	-	(8,608)	-	11,443,757
Total revenue	18,453,936	14,914,150	-	191,612,227	-	-	852,946	(16,576,610)	209,256,649
Expenses									
Interest expense	-	-	-	10,851,598	70,075,399	-	882,282	-	81,809,279
Policyholders' benefits	1,194,237	4,966,477	-	-	-	-	-	-	6,160,714
Salaries and fringe benefits	388,789	-	-	40,177,645	-	-	65,078	-	40,631,512
Commission expense	10,688,006	5,888,604	-	-	-	-	-	(16,576,610)	-
Provision for credit losses	-	-	-	43,833,917	-	-	1,262,484	-	45,096,401
Other operating expenses	2,728,874	2,472,248	233	26,454,859	311	438,009	15,922,768	-	48,017,302
Management fees	-	-	-	2,248,470	-	-	-	-	2,248,470
Total expenses	14,999,906	13,327,329	233	123,566,489	70,075,710	438,009	18,132,612	(16,576,610)	223,963,678
Income before income taxes	3,454,030	1,586,821	(233)	68,045,738	(70,075,710)	(438,009)	(17,279,666)	-	(14,707,029)
Provision for income taxes	957,209	534,537	-	-	-	-	(1,409,890)	-	81,856
Equity in earnings of subsidiaries, net of tax	-	-	3,549,105	3,548,872	71,594,610	1,518,900	-	(80,211,487)	-
Net income (loss)	$ 2,496,821	$ 1,052,284	$ 3,548,872	$ 71,594,610	$ 1,518,900	$ 1,080,891	$ (15,869,776)	$ (80,211,487)	$ (14,788,885)

First Tower Finance Company LLC and Subsidiaries
Consolidating Statement of Changes in Members' Equity (Deficit)

Year Ended December 31, 2015

	American Federated Insurance Company	American Federated Life Insurance Company	American Federated Holding Company	Combined Finance Subsidiaries	First Tower, LLC	First Tower Finance Company LLC	Purchase Accounting Adjustments	Eliminations	Consolidated
Members' Equity									
Balance, January 1, 2015	$ 22,312,442	$ 14,266,402	$ 36,578,328	$ 159,439,366	$ (154,404,956)	$ (154,171,887)	$ 136,407,037	$ (78,191,582)	$ (17,764,850)
Member compensation vested	-	-	-	-	-	-	69,756	-	69,756
Net income (loss)	2,496,821	1,052,284	3,548,872	71,594,610	1,518,900	1,080,891	(15,869,776)	(80,211,487)	(14,788,885)
Distributions paid	-	-	-	(74,418,072)	(278,092)	-	-	74,696,164	-
Equity contribution	-	-	-	10,000,000	5,000,000	5,000,000	-	(15,000,000)	5,000,000
Change in net unrealized gain (loss) on investment securities available for sale	(5,998)	(271,467)	(277,466)	(277,466)	(277,466)	(277,463)	267,030	1,109,862	(10,434)
Balance, December 31, 2015	$ 24,803,265	$ 15,047,219	$ 39,849,734	$ 166,338,438	$ (148,441,614)	$ (148,368,459)	$ 120,874,047	$ (97,597,043)	$ (27,494,413)